Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 40 to the Registration Statement of Rydex Dynamic Funds (Form N-1A; File No. 333-84797) of our report dated May 25, 2018 on the financial statements and financial highlights of S&P 500 2x Strategy Fund included in the Annual Report to shareholders for the year ended March 29, 2018.

/s/ Ernst & Young LLP

Tysons, Virginia
June 29, 2018